WABCO HOLDINGS INC.

RETENTION AWARD AGREEMENT

July 17, 2018

WABCO HOLDINGS INC., a Delaware corporation (the "Grantor"), hereby grants to Lisa J. Brown ("Participant"), a retention award (the "Award"), pursuant to and subject to the terms and conditions set forth below in this Retention Award Agreement (the "Agreement").

1. Overview of Award

(a) **Type of Award**: Cash-denominated award.

(b) **Cash Amount**: US$2,000,000 (two million U.S. dollars).

(c) **Award Date**: July 17, 2018.

(d) **Vesting Requirement**: Except as otherwise provided in Section 2 below, the Award will vest and become payable provided Participant continues to render services to the Grantor or one of its Subsidiaries from the Award Date through July 17, 2019 (the "Vesting Date") and that the Participant is in good standing as of the Vesting Date..

(e) **Settlement**: Upon vesting, the Award will be paid in cash as soon as administratively practicable following the Vesting Date, but in no event more than 60 days following the Vesting Date.

2. Employment Termination.

(a) If Participant ceases to render services to the Grantor or one of its Subsidiaries prior to the Vesting Date for any reason other than as set forth in Section 2(b) below, the Award will be forfeited.

(b) If Participant ceases to render services to the Grantor or one of its Subsidiaries prior to the Vesting Date due to termination by the employer without Cause or voluntary resignation by Participant for "Good Reason", the Award will vest immediately and be paid to Participant within 60 days of the termination date.

For purposes of this Section 2(b), the following definitions shall apply:

"Cause" means any of the following: (i) Participant's dishonesty, fraud or misrepresentation, (ii) Participant's engaging in conduct that is injurious to the Grantor or any Subsidiary in any way, including, but not limited by way of damage to its reputation or standing in the industry, (iii) Participant's having been convicted of, or entered a plea of nolo contendere to, a crime that constitutes a felony; (iv) the breach by Participant of any written covenant or agreement with the Grantor or any Subsidiary not to disclose or misuse any information pertaining to, or misuse any property of, the Grantor or any Subsidiary or (v) a material violation by Participant of any policy of the Grantor or any Subsidiary.

"Good Reason" is defined to mean the occurrence of any of the following events, without the written consent of Participant, so long as Participant actually terminates service with the Grantor within 90 days of the occurrence of such event: (i) a materially adverse change in Participant's position or status as an executive or a material diminution in Participant's duties, authority, responsibilities or status; (ii) relocation of Participant's principal place of service with the Grantor to a location more than 30 miles away from Participant's prior principal place of service with the Grantor; (iii) a material reduction in Participant's base salary; (iv) the taking of any action by the Grantor or a Subsidiary that would substantially diminish the aggregate projected value of Participant's award opportunities under the

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incentive plans in which she was participating; or (v) the taking of any action that would substantially diminish the aggregate value of the benefits provided to Participant under the medical, health, accident, disability, life insurance, thrift and retirement plans in which she was participating (unless resulting from a general change in benefits applicable to all similarly-situated employees). However, Participant may not terminate her service with the Grantor for good reason on account of any of the events or actions described in subsections (iii), (iv) and (v) above, if such event or action is part of a cost savings program and any adverse consequences for Participant of such events or action applies proportionately to all similarly-situated executives.

If Participant ceases to render services to the Grantor or one of its Subsidiaries prior to the Vesting Date due to Participant's death, the Award will vest immediately and be paid to Participant's estate within 60 days of the termination date.

3. **<u>Nature of Grant</u>**. In accepting the Award, Participant acknowledges, understands and agrees that:

(a) the arrangement providing for this Award is established voluntarily by the Grantor and is discretionary in nature;

(b) the Award is voluntary and occasional and does not create any contractual or other right to receive future Awards, or benefits in lieu of Awards, even if Awards have been granted in the past;

(c) all decisions with respect to future Awards, if any, will be at the sole discretion of the Grantor;

(d) Participant is voluntarily participating in the arrangement providing for this Award;

(e) the Award and any cash payment received pursuant to the Award are not intended to replace any pension rights or compensation;

(f) the Award and any cash payment received pursuant to the Award are not part of normal or expected compensation for purposes of calculating any severance, resignation, termination, redundancy, end-of-service payments, bonuses, long-service awards, holiday pay, pension or retirement or welfare benefits or similar mandatory payments;

(g) this Award shall not create a right to employment or be interpreted to form an employment or service contract or relationship with the Grantor or any Subsidiary and shall not interfere with the ability of the Grantor or any Subsidiary, as applicable, to terminate Participant's service relationship (if any);

(h) unless otherwise agreed with the Grantor, the Award and any cash payment received pursuant to the Award, and the income and value of same, are not granted as consideration for, or in connection with, the service Participant may provide as a director of a Subsidiary;

(i) no claim or entitlement to compensation or damages shall arise from forfeiture of the Award resulting from the termination of Participant's service relationship with the Grantor or a Subsidiary for any reason foreseen in Section 2 (a) above.

(j) neither the Grantor nor any Subsidiary shall be liable for any exchange rate fluctuation between Participant's local currency and the United States Dollar that may affect the value of the Award or any cash payment due to Participant pursuant to the Award;

(k) the Grantor is not providing any tax, legal or financial advice, nor is the Grantor making any recommendations regarding this Award; and

(l) Participant should consult with his or her own personal tax, legal and financial advisors regarding this Award before taking any action related to this Award.

4. **Responsibility for Taxes.**

(a) Participant acknowledges that, regardless of any action taken by the Grantor or any Subsidiary, the ultimate liability for all income tax (including U.S. federal, state and local tax and/or non-U.S. tax), social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items related to this Award and legally applicable to Participant as a result of this Award ("Tax-Related Items") is and remains Participant's responsibility and may exceed the amount (if any) withheld by the Grantor or a Subsidiary. Participant further acknowledges that the Grantor and any Subsidiary (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Award, and (ii) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the Award to reduce or eliminate Participant's liability for Tax-Related Items or achieve any particular tax result. Further, if Participant is subject to Tax-Related Items in more than one jurisdiction, Participant acknowledges that the Grantor and/or a Subsidiary may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

(b) Prior to the relevant taxable or tax withholding event, as applicable, Participant agrees to make arrangements satisfactory to the Grantor and/or a Subsidiary to satisfy all Tax-Related Items. In this regard, Participant authorizes the Grantor and/or a Subsidiary, or their respective agents, at their discretion, to satisfy their withholding obligations with regard to all Tax-Related Items by withholding from the cash payment made pursuant to the Award or by any other method permissible under applicable law.

(c) Finally, Participant agrees to pay to the Grantor or a Subsidiary any amount of Tax-Related Items that the Grantor or a Subsidiary may be required to withhold or account for as a result of this Award that cannot be satisfied by the means previously described. The Grantor may refuse to deliver to Participant any cash payment due pursuant to the Award if Participant fails to comply with Participant's obligations in connection with the Tax-Related Items as described in this section.

5. **Data Privacy.** The Grantor and its Subsidiaries may collect, use, process, transfer or disclose Participant's personal data for the purpose of implementing, administering and managing Participant's participation in the Agreement, in accordance with the Employee Privacy Notice Participant has previously received. Please contact your Human Resources Business Partner if you would like to receive another copy of this notice.

6. **Electronic Delivery and Participation**. The Grantor may, in its sole discretion, decide to deliver any documents related to the Award or future awards by electronic means or request the Participant's consent with respect to this Award by electronic means. The Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the arrangement providing for this Award through an on-line or electronic system established and maintained by the Grantor or a third party designated by the Grantor.

7. **Imposition of Other Requirements**. The Grantor reserves the right to impose other requirements on the Award, to the extent the Grantor determines it is necessary or advisable for legal or administrative reasons, and to require Participant to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

8. **Language**. If Participant has received this Agreement or any other document related to the Award translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will prevail.

9. **Severability**. The provisions of this Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

10. **<u>Choice of Law</u>**. All disputes arising under or growing out of the Award or the provisions of this Agreement shall be governed by and construed in accordance with the laws of Belgium, without regard to such state's conflict of laws rules.

11. **<u>Waiver</u>**. Participant acknowledges that a waiver by the Grantor of breach of any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement or of any subsequent breach of this Agreement.

12. **<u>Requirements of Law</u>**. This Award is subject to, and limited by, all applicable laws and regulations and to such approval by any governmental agencies as may be required.

16. **<u>Acceptance</u>**. This Award is subject to acceptance, within ninety (90) days of receipt of this Agreement).

By accepting this Award, Participant acknowledges that he or she is familiar with the terms and conditions of this Agreement and the Award, and agrees to be bound by said terms and conditions.

IN WITNESS WHEREOF, the duly authorized officers of the Grantor named below have hereunto subscribed as of the day and year first above written.

WABCO HOLDINGS INC.

Attest:

By: Jacques Esculier, Chief Executive Officer

August 31, 2018

ACCEPTANCE DATE

Lisa J. Brown

PARTICIPANT NAME

SIGNATURE